(e)(1)(i)

February 29, 2012

Michael J. Roland

Executive Vice President

ING Investments Distributor, LLC

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Dear Mr. Roland:

Pursuant to the Underwriting Agreement dated January 1, 2002, between ING Series Fund, Inc. and ING Investments Distributor, formerly, ING Funds Distributor, LLC, as amended (the “Agreement”), we hereby notify you of our intention to retain you as Underwriter to render underwriting services to ING Large Cap Growth Fund (the “Fund”), a newly established series of ING Series Fund, Inc., effective on February 29, 2012, upon all of the terms and conditions set forth in the Agreement. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Fund to the Amended Schedule of Approvals of the Agreement. The Amended Schedule of Approvals is attached hereto.

The Amended Schedule of Approvals has also been updated to reflect the removal of ING Tactical Asset Allocation Fund because this series recently liquidated.

Please signify your acceptance to act as Underwriter under the Agreement with respect to the Fund.

Very sincerely,

/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
ING Series Fund, Inc.

ACCEPTED AND AGREED TO:

ING Investments Distributor, LLC

By:	/s/ Michael J. Roland
Michael J. Roland
Executive Vice President

7337 East Doubletree Ranch Road	Tel: 480.477.3000	ING Investments, LLC
Suite 100	Fax: 480.477.2700
Scottsdale, AZ 85258-2034	www.ingfunds.com

(e)(1)(i)

AMENDED SCHEDULE OF APPROVALS

with respect to the

UNDERWRITING AGREEMENT

between

ING SERIES FUND, INC.

and

ING INVESTMENTS DISTRIBUTOR, LLC

Name of Fund

ING Alternative Beta Fund

ING Capital Allocation Fund

ING Core Equity Research Fund

ING Corporate Leaders 100 Fund

ING Global Target Payment Fund

ING Index Plus LargeCap Fund

ING Index Plus MidCap Fund

ING Index Plus SmallCap Fund

ING Large Cap Growth Fund

ING Money Market Fund

ING Small Company Fund